Exhibit 10.1

AMENDMENT TO SEVERANCE PAY AGREEMENT

THIS AMENDMENT, dated as of December 29, 2008, by and between Soapstone Networks Inc., a Delaware corporation (the “Company”) and                                          (“you”).

WHEREAS, the Company and you have entered into a Severance Pay Agreement dated as of                      , 200     (the “Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized the amendment of such Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and treasury regulations thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you agree as follows:

1. The Agreement shall be and hereby is amended by amending and restating the last sentence of the third paragraph under the heading “Severance Pay” to read as follows:

Severance pay and benefits will be paid in a lump sum payment, subject to applicable withholding and taxes, promptly after the later of (i) the date your signed release of claims goes into effect and (ii) if applicable, the Specified Employee Date.

2. The Agreement shall be and hereby is amended by the insertion of the following after the third paragraph under the heading “Severance Pay”:

The Company and you acknowledge and agree that the provisions for payments and benefits or reimbursements in this Agreement (the “Severance Benefits”) may constitute a “nonqualified deferred compensation plan” that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company and you intend to administer the Severance Benefits in a manner that at all times is either exempt from or complies in form and operation with the applicable limitations and standards of Section 409A. Therefore, notwithstanding anything else contained herein, the following limitations are expressly imposed with respect to the Severance Benefits:

(a) Your entitlement to receive or begin receiving payment of the Severance Benefits is conditioned upon your separation from service. For this purpose, you shall have separated from service if and only if your level of services to the Company and its affiliates decreases and is expected to remain at a level equal to twenty percent (20%) or less of the average level of services performed by you during the immediately preceding 36-month period.

(b) If you are a “specified employee” as defined in Section 409A with respect to the Company upon your separation from service, then any payment required hereunder, to the extent such payment would constitute deferred compensation for purposes of Section 409A that is payable on account of your separation from service, shall be deferred and shall not be paid to you until the date that is the later of (1) the date such payment is due under the terms of this Agreement, or (2) 6 months and 1 day following the date of your separation from service (the “Specified Employee Date”), upon which date all payments otherwise required to be paid by the Company to you hereunder on or before such date shall be paid to you by the Company.

(c) It is intended that each installment, if any, of the payments and benefits constituting the Severance Benefits shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements that are taxable income to you shall in no event be paid later than the last day of the second taxable year following the taxable year in which you separated from service. With regard to any provision herein for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

3. In all other respects, the Agreement shall remain in full force and effect. The Agreement shall be governed by the internal laws of Massachusetts.

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the day and year first set forth above.

SOAPSTONE NETWORKS INC.

By:
Name:
Title:

[Name of Officer], Individually

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